Exhibit 99.2

LYDALL ANNOUNCES FIRST QUARTER

ENDED MARCH 31, 2004 FINANCIAL RESULTS

MANCHESTER, CT – April 20, 2004 — LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2004.

For the first quarter ended March 31, 2004, net income was $0.9 million, or $.06 per diluted share, compared with $2.1 million, or $.13 per diluted share, for the first quarter of 2003. Net income for the first quarter includes after-tax charges of $0.8 million, or $.05 per diluted share, representing restructuring costs incurred in the quarter related to the closing of the Columbus, Ohio operation, which is expected to be completed by the end of the year. For the quarter, foreign currency translation had a favorable impact of approximately $0.3 million on a pretax basis.

Net sales for the first quarter were $72.1 million compared with $70.4 million for the same period in 2003. Excluding the favorable impact of foreign currency translation, net sales for the first quarter of 2004 were 2 percent lower than the comparable quarter of 2003. Excluding the favorable impact of foreign currency translation, Filtration/Separation Segment net sales grew 7 percent in the quarter, while Thermal/Acoustical Segment net sales decreased by 4 percent. Net sales of Other Products and Services were down by 6 percent in the first quarter of 2004 compared with the same quarter of 2003.

For the quarter, gross margin on net sales was 21.1 percent compared with 24.4 percent for the first quarter of 2003. As anticipated, gross margins were impacted in the first quarter of 2004 by restructuring costs associated with closing the Columbus, Ohio plant and transferring production to Lydall’s other U. S. automotive facilities, as well as start-up costs of the new facility in St. Nazaire, France. Additionally, margins were negatively affected by new-product launch issues at the St. Johnsbury operation and operating inefficiencies at the Vital Fluids and German plants.

Selling, product development and administrative expense was $13.5 million, or 18.7 percent of net sales, for the first quarter of 2004 compared with $13.6 million, or 19.4 percent of net sales, for the same quarter last year. Cost savings achieved through restructuring of the organization were reallocated to selling and product development activities.

Net cash provided by operating activities was $3.0 million for the first quarter of 2004 compared with net cash used for operating activities of $4.0 million in the first quarter of 2003. The stronger operating cash flow was primarily related to changes in operating assets and liabilities quarter over quarter.

Lydall, Inc. News Release	Page 2 of 6	April 20, 2004

Segment Information

Thermal/Acoustical – For the quarter, segment net sales were $44.4 million compared with $44.5 million for the first quarter of 2003. Excluding favorable foreign currency translation effects, segment net sales decreased by 4 percent for the quarter. Automotive sales decreased by 10 percent, excluding the favorable impact of foreign currency translation. While automotive sales in Europe increased, the increase was not sufficient to offset reduced sales in the U. S. primarily resulting from applications designed out in 2003. Lydall has efforts underway to replace this business and has announced that a number of orders have been received for several future vehicle platforms, both domestically and in Europe, which come on line in late 2004 and beyond.

The industrial thermal products business, which includes both passive and active systems, showed solid growth in the quarter attributable to increased sales of passive insulating products used in building applications and stronger sales of Affinity® temperature-control units. The renewed vigor of the semiconductor market, the largest market for Affinity® products, was a major contributing factor. Affinity® products also made inroads into new markets such as pharmaceutical and biosciences.

Operating income for the Thermal/Acoustical Segment was $2.8 million for the first quarter of 2004 compared with $5.4 million for the same quarter of 2003. Operating income was impacted by costs associated with the consolidation of the domestic automotive business as well as operating inefficiencies at the German and St. Johnsbury plants. The German operation, challenged by an influx of new business and operating beyond its capacity for an extended time period, has had difficulties managing throughput effectively. The eventual transfer of some of this business to the new automotive plant in St. Nazaire, France, will enable the German facility to operate more efficiently. Limited production began at the French operation in mid-April.

The industrial thermal businesses posted increased operating income for the first quarter of 2004 compared with the same quarter of 2003. This profit growth was primarily attributable to increased sales volume and improved gross margin at those operations.

Filtration/Separation – For the quarter, segment net sales were $20.7 million, an increase of 12 percent, over the same period last year. Excluding the favorable foreign currency translation effects, segment net sales increased by 7 percent for the quarter. Air filtration sales in the U. S. and particularly in Asia strengthened significantly. The Company posted solid growth of its liquid filtration products in the quarter as it continued to penetrate water purification and industrial fluid filtration markets.

In the Vital Fluids business, sales of bioprocessing containers and blood transfusion and cell therapy products increased in the first quarter of 2004 compared with the same quarter last year. These increases, however, were more than offset by the declining sales of traditional OEM products. The market for traditional OEM blood filtration products, which are used in such procedures as open-heart surgery, is expected to continue to decline as non-invasive surgical procedures become the norm. The Company expects strong growth of its bioprocessing, blood transfusion and cell therapy product lines in the long term to more than counter the decline of its OEM products.

Lydall, Inc. News Release	Page 3 of 6	April 20, 2004

Operating income of the Filtration/Separation Segment was $2.9 million for the first quarter of 2004 compared with $2.6 million for the comparable quarter of 2003. This increase stemmed from higher sales levels and the benefit of foreign currency translation.

Other Products and Services – For the quarter, net sales were $7.5 million compared with $8.0 million for the same quarter last year. The trucking business posted lower sales in the quarter due to reduced sales volumes from two of its largest customers. The warehouse and storage operations grew slightly, and sales of specialty products were relatively flat.

Operating income of Other Products and Services for the first quarter was $.5 million compared with $.6 million in the same quarter last year. Lower sales volumes led to the slight decrease in operating income for the quarter.

Comments from David Freeman, President and Chief Executive Officer

David Freeman, President and Chief Executive Officer, commented, “I said at year-end that we have a great deal to do in 2004. I believe we’ve made good progress in the first quarter. We have begun to benefit from our flattened organization. Knowledge-sharing between operations has increased significantly and resulted in focused problem-solving efforts. The consolidation of our domestic automotive business is substantially on schedule and going along well. We opened the new facility in France, and the transfer of certain products from Germany to France will begin soon.

“We are by no means finished, but I believe that those actions most crucial to our future profitable growth have been initiated and are underway. We will be diligently working on the successful completion of these initiatives throughout 2004. Although costs associated with some of these actions will negatively impact our results near term, we strongly believe the long-term benefits will far outweigh these short-term costs.”

Conference Call

Lydall will host a conference call today at 2:00 p.m. EDT to discuss its first quarter ended March 31, 2004 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (800) 289-0508 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in Germany, Japan, Singapore and Taiwan, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Lydall, Inc. News Release	Page 4 of 6	April 20, 2004

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2003 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Note Concerning Factors That May Affect Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for 48 percent of Lydall’s first quarter 2004 sales, and significant, unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from Lydall’s toll-free investor information service at 877-LDL-NYSE (535-6973). Company Contact: Christopher R. Skomorowski, Executive Vice President and Chief Operating Officer, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, email: investor@lydall.com.

Lydall, Inc. News Release	Page 5 of 6	April 20, 2004

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended March 31,
	2004	2003
Net sales	$72,121	$70,367
Cost of sales	56,900	53,180

Gross margin	15,221	17,187
Selling, product development and administrative expenses	13,471	13,643

Operating income	1,750	3,544
Interest expense	305	255
Other (income) expense, net	2	12

Income before income taxes	1,443	3,277
Income tax expense	505	1,163

Net income	$938	$2,114

Basic earnings per common share	$0.06	$0.13
Diluted earnings per common share	$0.06	$0.13

Weighted average common shares outstanding	16,151	16,079
Weighted average common shares and equivalents outstanding	16,237	16,156

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended March 31,
	2004	2003
Net Sales

Thermal/Acoustical	$44,427	$44,468
Filtration/Separation	20,733	18,478
Other Products and Services	7,479	7,957
Reconciling Items	(518)	(536)

Consolidated Totals	$72,121	$70,367

Operating Income

Thermal/Acoustical	$2,804	$5,416
Filtration/Separation	2,870	2,633
Other Products and Services	516	557
Reconciling Items	(4,440)	(5,062)

Consolidated Totals	$1,750	$3,544

Lydall, Inc. News Release	Page 6 of 6	April 20, 2004

Financial Position

In thousands except ratio data

	March 31, 2004	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$5,577	$3,008
Working capital	$61,800	$55,116
Total debt	$29,831	$25,977
Stockholders’ equity	$143,182	$143,596
Total capitalization	$173,013	$169,573
Current ratio	2.38	2.45
Total debt to total capitalization	0.17	0.15

Certain December 31, 2003 Balance Sheet amounts have been adjusted to reflect the restatement of account balances, which resulted from the Company’s change in accounting method for operations that were previously using the last-in, first-out (LIFO) method to value inventory to the first-in, first-out (FIFO) method. This change had no impact on the results of operations or cash flows for the quarters ended March 31, 2004 and 2003, respectively.

Cash Flows

In thousands

	Quarter Ended March 31,
	2004	2003
	(Unaudited)	(Unaudited)
Net cash provided by (used for) operating activities	$3,001	$(4,006)
Net cash used for investing activities	$(3,828)	$(3,964)
Net cash provided by financing activities	$3,879	$6,433
Depreciation and amortization	$4,227	$3,220
Capital expenditures	$6,344	$4,089

Common Stock Data

Quarter Ended March 31,

	2004	2003
High	$11.14	$12.46
Low	$9.46	$8.50
Close	$10.20	$8.80

2,068,300 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange during the first quarter of 2004.